EXHIBIT 99.1

4Front Ventures Unveils Mission: A Signature Cannabis Experience

Introduces new Premium Flower Brand Mission Cannabis: now available at all Mission Dispensaries in Massachusetts and coming soon to Illinois

PHOENIX, Feb. 20, 2024 /CNW/ - 4Front Ventures Corp. (CSE: FFNT) (OTCQX: FFNTF) ("4Front" or the "Company"), a vertically integrated, multi-state cannabis operator and retailer,  today is proud to announce the launch of Mission Cannabis, its marquee flower brand. Rooted in expert cultivation and consumer insight, Mission is now available at all Mission Dispensaries in Massachusetts. It will soon be available in Illinois as well, with the rollout anticipated in the coming days.

4Front Ventures Introduces new Premium Flower Brand Mission Cannabis: now available at all Mission Dispensaries in Massachusetts and coming soon to Illinois (CNW Group/4Front Ventures Corp.)

Andrew Thut, CEO of 4Front Ventures, shared his excitement about the signature brand: "At 4Front, we continually aim to innovate and command the market by delivering high-caliber, customer-oriented cannabis products. The introduction of Mission Cannabis underscores our commitment to delivering a product that stands out in both the recreational and wellness categories. Mission flower provides a balanced cannabis experience that does not compromise on quality or affordability."

Each Mission product features rich terpene profiles, delivering smooth flavor and aroma. With a range of THC levels tailored to provide a variety of potential experiences, Mission caters to a wide range of consumer preferences and purposes, just like our Mission dispensary customers themselves. Our genetic library for Mission flower is backed by over five years of breeding for the highest quality, most expressive genetic traits, and commercial attractiveness of strains.

Thut added, "Mission aligns with our goal of meeting diverse consumer needs, leveraging our scalable production and in-depth market insights. Building on the success of our established brands and deep understanding of consumer trends, Mission is well-positioned to become the preferred choice for both seasoned cannabis enthusiasts and those new to the experience."

In celebration of the launch, Mission Dispensaries will offer branded giveaways and host special events at select locations.

Mission's launch in Massachusetts presents an initial collection of strains: the sativas Lemon Fatman and Crazy Hazy; indicas like Booberry Cookies, Mandarin Zkittles, Scooby Snacks, and Washington Apple; plus, the hybrids Frozen Coke and Cheetah Piss. In Illinois, the introduction will include the hybrid Apples & Bananas, indicas Banana Puddintain, Duct Tape, and the Crazy Hazy sativa, also offered in Massachusetts. Additional strains are expected to be released. For further details on product availability, please visit Mission Dispensaries.

About 4Front Ventures Corp.

4Front is a national, vertically integrated multi-state cannabis operator that owns or manages operations and facilities in Illinois, Massachusetts, and Washington. Since its founding in 2011, 4Front has built a strong reputation for its high standards and low-cost cultivation and production methodologies earned through a track record of success in facility design, cultivation, genetics, growing processes, manufacturing, purchasing, distribution, and retail. To date, 4Front has successfully brought to market more than 20 different cannabis brands and over 1800 products, which are strategically distributed through its fully owned and operated Mission dispensaries and retail outlets in its core markets. As the Company continues to drive value for its shareholders, its team is applying its decade of expertise in the sector across the cannabis industry value chain and ecosystem. For more information, visit 4frontventures.com.

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SOURCE 4Front Ventures Corp.

View original content to download multimedia: http://www.newswire.ca/en/releases/archive/February2024/20/c5454.html

%CIK: 0001627883

For further information: 4Front Investor Contacts: Andrew Thut, Chief Executive Officer, IR@4frontventures.com, 602-633-3067; 4Front Media Contact: pr@4frontventures.com

CO: 4Front Ventures Corp.

CNW 08:00e 20-FEB-24